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                                                                         EX-12.2


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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)
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                                                                                    Three months ended
                                                                                         March 31,
(dollar amounts in thousands)                                                        1994         1993
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
Income before income taxes                                                       $213,660     $ 67,627

Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                                               61,467       54,085
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    Total earnings (as defined), excluding
     interest on deposits                                                         275,127      121,712

Interest on deposits                                                              101,795      116,953
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    Total earnings (as defined)                                                  $376,922     $238,665
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Preferred stock dividend requirements (a)                                        $ 25,049     $ 30,107
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Ratio of earnings (as defined) to fixed charges:

  Excluding interest on deposits                                                     4.48         2.25

  Including interest on deposits                                                     2.31         1.40

Ratio of earnings (as defined) to combined fixed charges and preferred stock dividends:

  Excluding interest on deposits                                                     3.18         1.45

  Including interest on deposits                                                     2.00         1.19
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
(a)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.  Series K nonredeemable perpetual preferred stock was issued on January 25, 1993.  Accordingly, preferred stock dividends were not accrued for this security prior to its issue date.
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